UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — December 9, 2014

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

Underwriting Agreement

On December 9, 2014, Envestnet, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated, Credit Suisse Securities (USA) LLC and BMO Capital Markets Corp., as representatives of the several underwriters named in Schedule I to the Underwriting Agreement (collectively, the “Underwriters”) relating to the issuance and sale of $150.0 million in aggregate principal amount of the Company’s 1.75% Convertible Notes due 2019 (the “Notes”) in a public offering pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-197145) and related prospectus, including a prospectus supplement, filed with the Securities and Exchange Commission (the “Offering”).  In addition, the Company granted the Underwriters a 30-day option to purchase up to an additional $22.5 million in aggregate principal amount of the Notes to cover over-allotments, if any. The closing of the issuance and sale of the Notes occurred on December 15, 2014.

The Company received net proceeds of approximately $145.1 million from the Offering, which are expected to be used for general corporate purposes, including for selective strategic investments through acquisitions, alliances or other transactions.

The Underwriting Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company, on one hand, and the Underwriters, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Several of the Underwriters and their respective affiliates have in the past and may in the future engage in investment banking or other transactions of a financial nature with the Company, including the provision of certain advisory services and the making of loans to the Company and its affiliates, for which they have received or will receive customary compensation. An affiliate of BMO Capital Markets Corp. is the administrative agent with respect to the Company’s credit facility and received customary fees in connection therewith. In addition, affiliates of certain of the Underwriters are lenders under the Company’s credit facility.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary description of the Underwriting Agreement is qualified in its entirety by the terms of the Underwriting Agreement.

Indenture and Notes

The Notes were issued pursuant to the Indenture, dated as of December 15, 2014 (the “Base Indenture”), among the Company and U.S. Bank National Association, as trustee (“Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of December 15, 2014 (the “First Supplemental Indenture”), by and among the Company and the Trustee, setting forth the specific terms applicable to the Notes. The Base Indenture, as amended and supplemented by the First Supplemental Indenture, is referred to herein as the “Indenture.”  The Notes will mature on December 15, 2019, unless earlier purchased or converted, and interest is payable on the Notes on each June 15 and December 15 commencing on June 15, 2015.

The Notes are the Company’s general unsecured obligations, subordinated in right of payment to the Company’s obligations under its credit facility.  The Notes rank equally in right of payment with all of the Company other existing and future senior indebtedness and rank senior in right of payment to all the Company future subordinated obligations.

Holders may surrender their Notes for conversion at any time prior to the close of business on the business day immediately preceding July 1, 2019 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2015 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the Notes in effect on each applicable trading day; (2) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Notes for each such trading day is less than 98% of the last reported sale price of the Company common stock on such date multiplied by the then-current conversion rate; or (3) upon the occurrence of specified corporate events described in the Indenture.  On or after July 1, 2019 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may surrender their Notes for conversion at any time, regardless of the foregoing circumstances.  Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, as described in the Indenture.

The initial conversion rate for the Notes is 15.9022 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $62.88 per share. The initial conversion rate is subject to adjustment upon the occurrence of certain events but will not be adjusted for any accrued and unpaid interest.

Upon the occurrence of a fundamental change, holders may require the Company to purchase some or all of their Notes for cash at a price equal to 100% of the principal amount of the Notes being purchased, plus accrued and unpaid interest, if any.  The Company may not redeem the Notes prior to their maturity.

The Indenture contains customary terms and covenants and events of default. If an Event of Default (as defined in the Indenture) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable.

A copy of the Base Indenture and, the Supplemental Indenture (including the form of Note) are filed as Exhibits 4.1 and 4.2, respectively, to this Form 8-K and are incorporated herein by reference. The foregoing summary description of the Indenture is qualified in its entirety by the terms of the Indenture.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

1.1                               Underwriting Agreement, dated December 9, 2014, by and among Envestnet, Inc. and Stifel, Nicolaus & Company, Incorporated, Credit Suisse Securities (USA) LLC and BMO Capital Markets Corp., as representatives of the several underwriters named therein.

4.1                               Indenture, dated as of December 15, 2014, by and between Envestnet, Inc. and U.S. Bank National Association.

4.2                               First Supplemental Indenture, dated as of December 15, 2014, by and between Envestnet, Inc. and U.S. Bank National Association.

5.1                               Opinion of Mayer Brown LLP.

12.1                        Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

23.1                        Consent of Mayer Brown LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Peter D’Arrigo
Name: Peter D’Arrigo
Title: Chief Financial Officer

Date: December 15, 2014